Exhibit 99.1

GSI Group Inc. Receives Anticipated Letter from Nasdaq Regarding Form 10-Q Filing

BEDFORD, MA – November 14, 2008: GSI Group Inc. (the “Company”) (Nasdaq: GSIG), a supplier of precision technology and semiconductor systems, today announced that it received a Delinquency Compliance Plan Alert Letter from The Nasdaq Stock Market (“Nasdaq”) dated November 13, 2008, indicating that the Company is not in compliance with the filing requirements for continued listing under Nasdaq Marketplace Rule 4310(c)(14). The Nasdaq letter, which the Company expected, was issued in accordance with standard Nasdaq procedures due to the delayed filing of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 26, 2008 (the “Quarterly Report”). The Nasdaq letter advised the Company that it is permitted 60 calendar days to submit a plan to regain compliance with Marketplace Rule 4310(c)(14), and that the Nasdaq staff can grant the Company an exception, up to 180 calendar days from the due date of the Quarterly Report, to regain compliance. The Nasdaq letter further advised the Company that it will be placed on a list of non-compliant Nasdaq companies within two business days of November 13, 2008.

The Company is working diligently to complete the preparation of its Quarterly Report so that it may become current in its filings with the Securities and Exchange Commission. The Company intends to timely submit a plan to regain compliance to the Nasdaq Listing Qualifications Department. During this time, and for the extension period which may be granted to the Company by the Nasdaq Listing Qualifications Department, the Company’s securities will continue to be listed on Nasdaq. Upon the Company’s filing of its Quarterly Report, the Company will again become compliant with Nasdaq Marketplace Rule 4310(c)(14).

About GSI Group Inc.

GSI Group Inc. supplies precision technology to the global medical, electronics, and industrial markets and semiconductor systems. GSI Group Inc.’s common shares are listed on Nasdaq (GSIG).

Forward Looking Information

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements contained in this news release that do not relate to matters of historical fact should be considered forward-looking statements, and are generally identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “objective” and other similar expressions. These forward-looking statements include statements regarding the Company’s ability to file its Form 10-Q and other statements that are not historical facts. These forward looking statements are subject to risks, uncertainties and changes in financial condition, unknown factors and other items described in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2007 and the Company’s quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. Such statements are based on the Company’s management’s beliefs and assumptions and on information currently available to the Company’s management. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this document. For more information contact: Sergio Edelstein, GSI Group Inc., 1-781-266-5700.